Exhibit 10.28

Summary of Board of Director Compensation Effective January 1, 2008

Annual retainer of $55,500 ($110,000 for the Chairman of the Board);

Meeting fees of $2,000/meeting;

Meeting fees of $1,500/committee meeting ($3,000/committee meeting for Committee Chairmen);

Award of 5,000 shares of restricted Class A common stock upon initial election to the Board of Directors;

After initial election, annual formula-based award of 1,500 shares of restricted stock and an additional discretionary, non-formula based award of 3,000 shares (6,000 shares for the Chairman of the Board) of restricted stock to be awarded the first trading day of January each year;

Reimbursement for travel and lodging expenses incurred in attending meetings;

Eligibility to participate in the Company’s group health insurance plan, a portion of the premiums for which are paid by the Company; and

Ability to convert annual cash compensation into restricted stock under the Company’s 1998 Non-Employee Director Stock Award Plan, as amended and restated.  The number of shares of restricted stock granted is determined based on the closing market price of the Company’s Class A common stock as of the grant date.